Exhibit 99.1

For immediate release

Contacts:

Eric S. Bruner TSYS Media Relations +1.706.644.8457 ebruner@tsys.com	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

Bank of America Shifts Consumer Processing In House From TSYS

Columbus, Ga., Dec. 21, 2005 — TSYS has received official notification from Bank of America of its intent, pending its acquisition of MBNA, to shift the processing of its consumer card portfolio in house in October 2006.

TSYS expects to continue providing commercial and small business card processing for Bank of America and MBNA, as well as merchant processing for Bank of America, according to the terms of the existing agreements for those services. Bank of America will pay a termination fee related to the deconversion of the consumer portfolio.

	TSYS PROJECTED REVENUES
(Revenues based on 2005 estimates unless otherwise noted; dollars in millions)	excluding reimbursable items*	reimbursable items*	including reimbursable items*
Total revenues from Bank of America and MBNA	$247.3	$129.6	$376.9
Percentage of TSYS revenues	19.2%	41.5%	23.5%
Revenues from processing for Bank of America’s consumer portfolio	(140.4)	(98.3)	(238.7)
Percentage of TSYS revenues	(10.9%)	(31.5%)	(14.9%)
TSYS total 2005 revenues	$1,291.0	$312.0	$1,603.0

* Reimbursable items include payments from clients to TSYS for “out-of-pocket” expenses such as postage

In 2005, all relationships with Bank of America and MBNA are expected to generate a combined total of $376.9 million in revenues, or 23.5 percent of total revenues. TSYS projects an annualized loss of approximately $239 million in revenues upon deconversion of the consumer card portfolio that Bank of America plans to move in house, or approximately 14.9 percent of total revenues.

Excluding reimbursable items, TSYS projects an annualized shortfall of approximately $140 million in revenues from the loss of the consumer card portfolio, which is approximately 10.9 percent of TSYS’ projected revenues in 2005.

“TSYS has enjoyed relationships with Bank of America and MBNA for many years, and we will continue to provide them merchant and commercial services,” says Philip W. Tomlinson, chief executive officer of TSYS. “We are disappointed with the decision to move the consumer portfolio in house, but we will continue to work closely with Bank of America to enhance their success and our future relationship. Looking ahead to 2006, we will convert a record number of accounts to TSYS, with more than 70 million accounts in the pipeline.”

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Bank of America shifts consumer processing in house from TSYS/p. 2

About TSYS

TSYS (www.tsys.com) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer- and acquirer-processing technologies that support consumer-finance, credit, debit and prepaid services for financial institutions and retail companies in North America, Europe and the Asia-Pacific regions. Based in Columbus, Ga., TSYS (NYSE: TSS) is 80-percent-owned by Synovus Financial Corp. (NYSE: SNV), one of FORTUNE magazine’s “Most Admired Companies” and a member of its “100 Best Companies to Work For” Hall of Fame. For more information, contact news@tsys.com.

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Private Securities Litigation Reform Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding TSYS’ expectation that it will continue providing commercial and small business card processing services to Bank of America and MBNA and merchant processing services to Bank of America, TSYS’ financial projections pertaining to its total revenues and revenues derived from Bank of America in 2005, and the estimated dollar amount of annualized revenue loss as a result of Bank of America shifting the processing of its consumer card portfolio in house. These statements are based on the current beliefs and expectations of TSYS’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements in this press release. Many of these risk factors are beyond TSYS’ ability to control or predict. These factors include, but are not limited to, Bank of America determines to terminate the existing agreements for commercial and small business card processing and merchant processing services. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. TSYS does not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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